Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports First Quarter Results

•	Company delivers first quarter 2017 earnings per diluted share of $0.52 and non-GAAP earnings per diluted share of $0.54

•	Consolidated same store sales for the first quarter increased 2.4%

PITTSBURGH, May 16, 2017 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the first quarter ended April 29, 2017.

First Quarter Results

The Company reported consolidated net income for the first quarter ended April 29, 2017 of $58.2 million, or $0.52 per diluted share, compared to the Company's expectations provided on March 7, 2017 of $0.48 to 0.53 per diluted share. For the first quarter ended April 30, 2016, the Company reported consolidated net income of $56.9 million, or $0.50 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the first quarter ended April 29, 2017 of $60.3 million, or $0.54 per diluted share, compared to the Company's expectations provided on March 7, 2017 of $0.50 to 0.55 per diluted share. First quarter 2017 non-GAAP results exclude costs incurred to convert former The Sports Authority ("TSA") stores. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the first quarter of 2017 increased 9.9% to approximately $1.8 billion. Consolidated same store sales increased 2.4%, compared to the Company's guidance of an approximate 3 to 4% increase. First quarter 2016 consolidated same store sales increased 0.5%.

“In the first quarter, we generated non-GAAP earnings per diluted share near the high end of our guidance. Despite a challenging retail environment, we realized growth across each of our three primary categories of hardlines, apparel and footwear, and were pleased with the performance of our newly relaunched eCommerce site,” said Edward W. Stack, Chairman and Chief Executive Officer. “We remain optimistic as we drive profitable growth on our new eCommerce platform, make marked progress on our new merchandising strategy and continue to capture market share."

Mr. Stack continued, “Looking ahead, we continue to evaluate and adjust our business model, and are taking actions to reduce our expense structure in order to fund and develop our longer-term strategic initiatives.”

Omni-channel Development

Following the launch of the Company's new eCommerce platform at the beginning of the first quarter of 2017, eCommerce sales increased 11.0%. eCommerce penetration for the first quarter of 2017 was 9.3% of total net sales, compared to 9.2% during the first quarter of 2016.

In the first quarter, the Company opened 15 new DICK'S Sporting Goods stores, two new Field & Stream stores, and eight new Golf Galaxy stores. The Company also relocated two DICK'S Sporting Goods stores, and closed one Golf Galaxy store. As of April 29, 2017, the Company operated 691 DICK'S Sporting Goods stores in 47 states, with approximately 36.8 million square feet, 98 Golf Galaxy stores in 32 states, with approximately 2.1 million square feet, and 29 Field & Stream stores in 14 states, with approximately 1.4 million square feet. Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended the first quarter of 2017 with approximately $108 million in cash and cash equivalents and approximately $92 million in outstanding borrowings under its revolving credit facility. Over the course of the last 12 months, the Company continued to invest in omni-channel growth, while returning over $188 million to shareholders through share repurchases and quarterly dividends.

Total inventory increased 10.0% at the end of the first quarter of 2017 as compared to the end of the first quarter of 2016.

Capital Allocation

On May 11, 2017, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.17 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on June 30, 2017 to stockholders of record at the close of business on June 9, 2017.

During the first quarter of 2017, the Company repurchased approximately 0.5 million shares of its common stock at an average cost of $47.92 per share, for a total cost of $23 million. Since the beginning of fiscal 2013, the Company has repurchased approximately $982 million of its common stock, and has approximately $1.0 billion remaining under its authorizations that extend through 2021.

Current 2017 Outlook

The Company's current outlook for 2017 is based on current expectations and includes "forward-looking statements" within the meaning of Private Securities Litigation Reform Act of 1995, as described later in this release. Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

❖	Second Quarter 2017

•
Based on an estimated 112 million diluted shares outstanding, the Company currently anticipates reporting earnings per diluted share in the range of $0.98 to 1.03 in the second quarter of 2017. This is compared to earnings per diluted share of $0.82 in the second quarter of 2016.

•
The Company has conducted a corporate reorganization to streamline its operations and reduce expense. In the second quarter, the Company expects to record a pre-tax charge of approximately $7 million for severance and other employee-related costs associated with the elimination of positions, primarily at the Company's Store Support Center.

•
On a non-GAAP basis, the Company currently anticipates reporting earnings per diluted share in the range of $1.02 to 1.07 in the second quarter of 2017, excluding severance and other employee-related costs.

•	Consolidated same store sales are currently expected to increase approximately 2 to 3% in the second quarter of 2017, as compared to a 2.8% increase in the second quarter of 2016.

•
The Company expects to open 13 new DICK'S Sporting Goods stores in the second quarter of 2017. These openings include former TSA stores that the Company plans to convert to DICK'S Sporting Goods stores.

❖	Full Year 2017

•
Based on an estimated 111 to 112 million diluted shares outstanding, the Company currently anticipates reporting earnings per diluted share in the range of $3.59 to 3.69, which includes approximately $0.05 per diluted share for the 53rd week. The Company's earnings per diluted share guidance includes the expectation of share repurchases to fully offset dilution in 2017. The Company reported earnings per diluted share of $2.56 for the 52 weeks ended January 28, 2017.

•
The Company currently anticipates reporting non-GAAP earnings per diluted share in the range of $3.65 to 3.75. This excludes severance and other employee-related costs, as well as TSA conversion costs. The Company reported non-GAAP earnings per diluted share of $3.12 for the 52 weeks ended January 28, 2017.

•	Consolidated same store sales are currently expected to increase approximately 1 to 3% on a 52 week to 52 week comparative basis, compared to an increase of 3.5% in 2016.

•
The Company expects to open approximately 43 new DICK'S Sporting Goods stores and relocate approximately six DICK'S Sporting Goods stores in 2017. The Company also expects to open approximately eight new Golf Galaxy stores, relocate one Golf Galaxy store and open eight new Field & Stream stores adjacent to new or relocated DICK'S Sporting Goods stores. These openings include former TSA and Golfsmith stores that the Company plans to convert to DICK'S Sporting Goods and Golf Galaxy stores, respectively.

❖	Capital Expenditures

•
In 2017, the Company anticipates capital expenditures to be approximately $350 million on a net basis and approximately $465 million on a gross basis. In 2016, capital expenditures were $242 million on a net basis and $422 million on a gross basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the first quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (877) 443-5743 (domestic callers) or (412) 902-6617 (international callers) and requesting the "DICK'S Sporting Goods Earnings Call."

For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10105145. The dial-in replay will be available for approximately 30 days following the live call.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, and adjusted EBITDA which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond our control. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, the conversion of the TSA stores, severance and other employee-related costs, reducing our expense structure in order to fund and develop longer-term strategic initiatives, anticipated store openings and store relocations, capital expenditures, and share repurchases.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; our eCommerce platform not producing the anticipated benefits within the expected time-frame or at all; the streamlining of the Company’s vendor base and execution of the Company’s new merchandising strategy not producing the anticipated benefits within the expected time-frame or at all; the amount that we invest in strategic transactions and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; inventory turn; changes in the competitive market and competition amongst retailers; changes in consumer demand or shopping patterns and our ability to identify new trends and have the right trending products in our stores and on our website; changes in existing tax, labor and other laws and regulations, including those changing tax rates and imposing new taxes and surcharges; limitations on the availability of attractive retail store sites; omni-channel growth; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings and new retail concepts; disruptions with our eCommerce platform or our information systems; factors affecting our vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, our Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of our business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect our actual results, see our risk factors, which may be amended from time to time, set forth in our filings with the SEC, including our most recent Annual Report filed with the Securities and Exchange Commission on March 24, 2017. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of April 29, 2017, the Company operated more than 690 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering free league management services, mobile apps for scheduling, communications and live scorekeeping, custom uniforms and FanWear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400
Media Relations:
(724) 273-5552 or press@dcsg.com
###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	April 29, 2017	% of Sales(1)	April 30, 2016	% of Sales(1)

Net sales	$1,825,252	100.00%	$1,660,343	100.00%
Cost of goods sold, including occupancy and distribution costs	1,283,387	70.31	1,164,546	70.14

GROSS PROFIT	541,865	29.69	495,797	29.86

Selling, general and administrative expenses	439,341	24.07	398,568	24.01
Pre-opening expenses	12,456	0.68	6,518	0.39

INCOME FROM OPERATIONS	90,068	4.93	90,711	5.46

Interest expense	1,264	0.07	1,131	0.07
Other income	(2,879)	(0.16)	(2,067)	(0.12)

INCOME BEFORE INCOME TAXES	91,683	5.02	91,647	5.52

Provision for income taxes	33,488	1.83	34,770	2.09

NET INCOME	$58,195	3.19%	$56,877	3.43%

EARNINGS PER COMMON SHARE:
Basic	$0.53		$0.51
Diluted	$0.52		$0.50

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	110,441		112,105
Diluted	111,406		113,276

Cash dividend declared per share	$0.17000		$0.15125

(1) Column does not add due to rounding.

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	April 29, 2017	April 30, 2016	January 28, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$108,400	$92,493	$164,777
Accounts receivable, net	85,918	111,973	75,199
Income taxes receivable	2,046	2,787	2,307
Inventories, net	1,916,508	1,742,948	1,638,632
Prepaid expenses and other current assets	141,744	120,477	114,763
Total current assets	2,254,616	2,070,678	1,995,678

Property and equipment, net	1,568,523	1,406,471	1,522,574
Intangible assets, net	139,447	109,053	140,835
Goodwill	245,059	200,594	245,059
Other assets:
Deferred income taxes	10,546	4,456	45,927
Other	114,533	87,115	108,223
Total other assets	125,079	91,571	154,150
TOTAL ASSETS	$4,332,724	$3,878,367	$4,058,296

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$930,291	$778,977	$755,537
Accrued expenses	356,478	328,177	384,210
Deferred revenue and other liabilities	183,949	162,365	203,788
Income taxes payable	43,117	13,201	53,234
Current portion of other long-term debt and leasing obligations	648	590	646
Total current liabilities	1,514,483	1,283,310	1,397,415
LONG-TERM LIABILITIES:
Revolving credit borrowings	92,450	157,600	—
Other long-term debt and leasing obligations	4,520	5,180	4,679
Deferred income taxes	4,544	15,390	—
Deferred revenue and other liabilities	755,903	612,754	726,713
Total long-term liabilities	857,417	790,924	731,392
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	858	870	856
Class B common stock	247	249	247
Additional paid-in capital	1,148,022	1,088,980	1,130,830
Retained earnings	1,993,426	1,776,782	1,956,066
Accumulated other comprehensive loss	(159)	(87)	(132)
Treasury stock, at cost	(1,181,570)	(1,062,661)	(1,158,378)
Total stockholders' equity	1,960,824	1,804,133	1,929,489
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,332,724	$3,878,367	$4,058,296

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	13 Weeks Ended
	April 29, 2017	April 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,195	$56,877
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	53,044	47,990
Deferred income taxes	39,925	10,645
Stock-based compensation	9,147	8,247
Other non-cash items	180	181
Changes in assets and liabilities:
Accounts receivable	1,993	(19,514)
Inventories	(277,876)	(215,761)
Prepaid expenses and other assets	(26,662)	(20,012)
Accounts payable	209,201	145,651
Accrued expenses	(21,533)	10,838
Income taxes payable / receivable	(9,856)	(16,412)
Deferred construction allowances	25,117	16,202
Deferred revenue and other liabilities	(24,403)	(17,393)
Net cash provided by operating activities	36,472	7,539
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(113,892)	(88,834)
Deposits and purchases of other assets	(2,344)	(8)
Net cash used in investing activities	(116,236)	(88,842)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	645,200	609,100
Revolving credit repayments	(552,750)	(451,500)
Payments on other long-term debt and leasing obligations	(157)	(143)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	13,592	15,743
Minimum tax withholding requirements	(5,540)	(6,281)
Cash paid for treasury stock	(23,197)	(50,000)
Cash dividend paid to stockholders	(19,287)	(17,613)
Decrease in bank overdraft	(34,447)	(44,538)
Net cash provided by financing activities	23,414	54,768
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(27)	92
NET DECREASE IN CASH AND CASH EQUIVALENTS	(56,377)	(26,443)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	164,777	118,936
CASH AND CASH EQUIVALENTS, END OF PERIOD	$108,400	$92,493

Store Count and Square Footage

The stores that opened during the first quarter of 2017 are as follows:

Store	Market	Concept
Cedar Park, TX	Austin	DICK'S Sporting Goods(1)
Glendale, NY	New York	DICK'S Sporting Goods
Hinesville, GA	Savannah	DICK'S Sporting Goods
Norwalk, CT	New Haven	DICK'S Sporting Goods
Sunnyvale, CA	San Jose	DICK'S Sporting Goods
Jensen Beach, FL	Port St. Lucie	DICK'S Sporting Goods
Fresno, CA	Fresno	DICK'S Sporting Goods
North Scottsdale, AZ	Phoenix	DICK'S Sporting Goods
Perimeter Pointe, GA	Atlanta	DICK'S Sporting Goods
Encinitas, CA	San Diego	DICK'S Sporting Goods
Bay Shore, NY	Long Island	DICK'S Sporting Goods
Massapequa, NY	Long Island	DICK'S Sporting Goods
Pearland, TX	Houston	DICK'S Sporting Goods
Pueblo, CO	Pueblo	DICK'S Sporting Goods
Lakewood, CO	Denver	DICK'S Sporting Goods
Altamonte Springs, FL	Orlando	Golf Galaxy
Westminster, CO	Denver	Golf Galaxy
Westheimer, TX	Houston	Golf Galaxy
Oklahoma City, OK	Oklahoma City	Golf Galaxy
Brea, CA	Los Angeles	Golf Galaxy
Pleasant Hill, CA	San Francisco	Golf Galaxy
Upland, CA	Los Angeles	Golf Galaxy
Davenport, IA	Quad Cities	Golf Galaxy(1)
Cedar Park, TX	Austin	Field & Stream(1)
Davenport, IA	Quad Cities	Field & Stream(1)

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2017			Fiscal 2016
	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total
Beginning stores	676	121	797	644	97	741
Q1 New stores	15	10	25	3	2	5
Closed stores	—	1	1	—	—	—
Ending stores	691	130	821	647	99	746

Relocated stores	2	—	2	3	—	3

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total(2)
Q1 2016	34.5	2.4	37.0
Q2 2016	34.6	2.4	37.1
Q3 2016	36.1	2.7	38.8
Q4 2016	36.0	3.2	39.3
Q1 2017	36.8	3.5	40.3

(1)
Includes the Company's Golf Galaxy, Field & Stream and other specialty concept stores. In some markets we operate adjacent stores on the same property with a pass-through for customers. We refer to this format as a "combo store" and include combo store openings within both the DICK'S Sporting Goods and specialty store concept reconciliations, as applicable. As of April 29, 2017, the Company operated 14 combo stores.

(2)	Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended April 29, 2017

	Pre-opening expenses	Income before income taxes	Net income (2)	Earnings per diluted share
GAAP Basis	$12,456	$91,683	$58,195	$0.52
% of Net Sales	0.68%	5.02%	3.19%
TSA conversion costs (1)	(3,474)	3,474	2,154
Non-GAAP Basis	$8,982	$95,157	$60,349	$0.54
% of Net Sales	0.49%	5.21%	3.31%

(1)	Costs related to converting former TSA stores.

(2)	The provision for income taxes for non-GAAP adjustments was calculated at 38%, which approximates the Company's blended tax rate.

	52 Weeks Ended January 28, 2017

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$5,556,198	$1,875,643	$40,286	$458,422	$287,396	$2.56
% of Net Sales	70.14%	23.68%	0.51%	5.79%	3.63%
Inventory write-down (1)	(46,379)	—	—	46,379	28,755
Non-cash impairment and store closing charge (2)	—	(32,821)	—	32,821	20,349
Non-operating asset impairment (3)	—	(7,707)	—	7,707	4,778
TSA and Golfsmith integration costs (4)	—	(8,545)	(5,102)	13,647	8,461
Non-GAAP Basis	$5,509,819	$1,826,570	$35,184	$558,976	$349,739	$3.12
% of Net Sales	69.55%	23.06%	0.44%	7.06%	4.41%

(1)	Inventory write-down to net realizable value in connection with the Company’s new merchandising strategy.

(2)	Includes non-cash impairment of store assets and store closing charges primarily related to ten Golf Galaxy stores in overlapping trade areas with former Golfsmith stores.

(3)	Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.

(4)	Costs related to converting former TSA and Golfsmith stores.

(5)	The provision for income taxes for non-GAAP adjustments was calculated at 38%, which approximated the Company's blended tax rate.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, capital investments and certain non-recurring, infrequent or unusual items.

	13 Weeks Ended
	April 29, 2017	April 30, 2016
	(dollars in thousands)
Net income	$58,195	$56,877
Provision for income taxes	33,488	34,770
Interest expense	1,264	1,131
Depreciation and amortization	53,044	47,990
EBITDA	$145,991	$140,768
Add: TSA conversion costs	3,474	—
Adjusted EBITDA, as defined	$149,465	$140,768

% increase in adjusted EBITDA	6%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	13 Weeks Ended
	April 29, 2017	April 30, 2016
	(dollars in thousands)
Gross capital expenditures	$(113,892)	$(88,834)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	25,117	16,202
Construction allowance receipts	—	—
Net capital expenditures	$(88,775)	$(72,632)

Reconciliation of Non-GAAP Consolidated Net Income and Earnings Per Diluted Share Guidance
(Dollars in thousands, except per share amounts)

	13 Weeks Ended July 29, 2017				53 Weeks Ended February 3, 2018
	Low-End		High-End		Low-End		High-End
	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
GAAP consolidated net income and earnings per diluted share	$110,160	$0.98	$115,660	$1.03	$400,506	$3.59	$411,506	$3.69
Severance and other employee-related costs	7,000		7,000		7,000		7,000
Costs to convert former TSA stores	—		—		3,474		3,474
Tax effect of the above items	2,660		2,660		3,980		3,980
Non-GAAP consolidated net income and earnings per diluted share	$114,500	$1.02	$120,000	$1.07	$407,000	$3.65	$418,000	$3.75